Exhibit 10.1

Coupang Executive Severance Policy

As Adopted on January 1, 2021 and amended on July 18, 2021

1.Purpose
This Executive Severance Policy, including any addenda and exhibits (this “Policy”) governs the payment of severance pay to Executives of the Approved Coupang Group Companies. It is administered by the Compensation Committee of the Company, or such other body or person as may be appointed by resolution of the Compensation Committee of the Company from time to time (the “Administrator”). As of the Effective Date, the Administrator for Executives at a level of SVP and above is the Company’s Compensation Committee, and the Administrator for Executives below the SVP level is the Policy Owner. Capitalized terms not otherwise defined herein, are defined in Section 3 of this Policy.
For the purposes of this Policy, Approved Coupang Group Companies are: i) the Company, ii) each Coupang U.S Company, and iii) each Coupang Korea Company. The Global Compensation Team will maintain a list of Approved Coupang Group Companies that are subject to this Policy.
2.Policy Statements
(a)Eligibility for Severance Pay
For the purposes of this Policy, an Executive means any of the following:
i.officers of the Approved Coupang Group Companies who have a job level of Level 9 and above, in accordance with the Company’s job levelling guidelines; and
ii.officers who, regardless of job level, are registered directors of a Coupang Korea Company who in each case must be on the payroll of one of the Coupang Korea Companies (provided that an Executive only by reason of serving as a registered director of a Coupang Korea Company (i.e., Level 8 or below) will be an Executive only for such Coupang Korea Company).
An Executive is eligible to receive severance pay upon a qualifying resignation or termination of the Executive’s appointment (as set forth in Section 2(b) of this Policy), on the condition that:
i.except with respect to a termination due to death or Incapacity, the Executive first executes a resignation and release agreement provided by the Company upon such terms, including any terms providing for restrictive covenants, as are determined by the Company from time to time in its discretion (the “Release Agreement”), and allows any mandatory consideration or revocation period provided by law to lapse, provided that such Release Agreement must in any event become irrevocable no later than sixty (60) days following such termination;
ii.the Executive continues to comply with the terms of any applicable confidentiality, non-competition, and invention assignment agreement and any such other appropriate agreements between the Executive and a Coupang Group Company;
iii.there was no “Cause” (as defined below) to terminate the Executive at the time of the Executive’s termination or resignation; and
iv.the Executive meets such other conditions as are stipulated in this Policy.

A material breach of the Release Agreement, if any, by an Executive will cause any and all installment severance payments to cease, and will require the Executive to repay any severance pay already received.
An Executive’s resignation or termination from one of the Approved Coupang Group Companies will not result in entitlement for his/her severance pay, as long as the Executive maintains the status of Executive at another Approved Coupang Group Company, and severance pay will be determined only upon final resignation or termination from all Approved Coupang Group Companies. Also, an Executive will not be entitled to severance pay if the Executive is transferring from one of the Approved Coupang Group Companies to another, as long as the Executive has obtained Executive status at that other Approved Coupang Group Company, and severance pay will be determined only upon final resignation or termination from all Approved Coupang Group Companies. A Coupang Group Company that has finally determined and paid severance pay shall claim the severance pay from all former Coupang Group Companies where the Executive has worked in proportion to the Executive’s service period at each of such companies.
(b)Qualifying Resignation and Termination Types
The types of qualifying resignations and terminations under the Policy are as follows:
    Non-CIC Involuntary Termination
An Executive will qualify for severance pay upon a “Non-CIC Involuntary Termination” if the Executive’s appointment is terminated by the relevant Approved Coupang Group Company without Cause (including by reason of death or Incapacity) other than during a Change in Control Period.
    CIC Involuntary Termination
An Executive will qualify for severance pay upon a “CIC Involuntary Termination” if the Executive’s appointment is terminated by the relevant Approved Coupang Group Company without Cause (including by reason of death or Incapacity) or the Executive resigns for Good Reason, in either case during a Change in Control Period.
    Other Termination Types
Additional qualifying resignations and termination types may be specified in the applicable Country Addendum.
For the avoidance of doubt, the non-renewal of a fixed-term agreement with an Executive shall not be treated as a Non-CIC Involuntary Termination or a CIC Involuntary Termination, but may qualify as an additional qualifying resignation or termination, if expressly specified in the Country Addendum. An Executive may not receive benefits with respect to more than one of the types of resignations and terminations under this Policy. The severance pay, if any, payable by an Approved Coupang Group Company under this Policy is calculated solely and separately based on the compensation paid by such Approved Coupang Group Company.
(c)Severance Pay Calculation
Executives who are eligible for severance pay under this Policy as determined in accordance with Sections 2(a) and (b) above will be paid severance pay calculated in accordance with the relevant Country Addendum:

Country Addendum	Applicability
Republic of Korea	Korea Executives (Non-Expat) Korea Executives (Expat)
U.S.A.	US Executives
Notwithstanding the foregoing, if at the time of his or her termination, an Executive is subject to an appointment agreement, service agreement, employment agreement, offer letter, separation agreement, or similar agreement with the relevant Approved Coupang Group Company providing for the payment of severance upon a termination of employment that is more favorable than the payments under this Policy, such Executive shall receive such severance payments rather than the severance payments provided for under this Policy, and any payments provided under this Policy will be deemed included in such contractual severance payments.
(d)    Taxation
Withholding
All payments under this Policy shall be subject to applicable deductions and withholdings.
Section 409A
This section shall only apply to the extent an Executive is subject to income taxation pursuant to the United States Internal Revenue Code of 1986, as amended (the “Code”). The payments and benefits under this Policy are intended to be exempt from (and if not exempt from, compliant with) the application of Section 409A of the Code, as amended (“Section 409A”), and this Policy will be construed accordingly. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Policy providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. The Executive's right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Policy, if the Executive is deemed by the Company at the time of the Executive's separation from service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation” subject to Section 409A then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related taxation under Section 409A, such payments shall not be provided to the Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of the Executive's death or (iii) such earlier date as permitted under Section 409A without the imposition of taxation thereunder. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent such amounts are “deferred compensation” subject to Section 409A and necessary to avoid taxation under Section 409A. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Policy or any payments hereunder are determined not to be compliant with Section 409A.

Section 280G
This section shall only apply to the extent an Executive is subject to income taxation pursuant to the Code, and/or such Executive’s compensation gives rise to a tax deduction for a Coupang Group Company that may potentially be limited by operation of Section 280G and Section 4999 of the Code. Any provision of this Policy to the contrary notwithstanding, if any payment or benefit an Executive would receive pursuant to this Policy or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit for an Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.
Notwithstanding the foregoing, if the Company has not consummated an IPO and any Payment that would be otherwise reduced pursuant to the foregoing paragraph would not be so reduced if the stockholder approval requirements of Section 280G(b)(5) of the Code are capable of being satisfied, the Company will use its reasonable best efforts to cause such payments to be timely submitted for such approval in accordance with such requirements to the extent the Executive has waived any Payments that exceed the Threshold Amount. An “IPO” shall mean the consummation of the first public offering pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended covering the offer and sale of the Company’s equity securities, as a result of or following which the Company’s common stock shall be publicly held. The “Threshold Amount” shall mean three times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code and the regulations thereunder, less one dollar.
3.Definitions

Term	Definition
Approved Coupang Group Company	has the meaning ascribed in Section 1 of this Policy.
Basic Severance
means an amount of severance pay calculated in the same manner as provided under the Guarantee of Workers Retirement Income Act (or any successor thereto), without regard to whether an Executive falls within the scope of “employees” covered by the act.

Cause
has the meaning set forth in an individual agreement between any of the Approved Coupang Group Companies and an Executive and, in the absence of such agreement, means: (i) misconduct or negligence in performing duties; (ii) dishonest or fraudulent conduct with regard to an Approved Coupang Group Company or one’s duties; (iii) continued failure to follow the directions of the Executive’s immediate supervisor (or supervisory body, as applicable); (iv) being officially charged with a crime punishable by potential imprisonment of at least one year, or any crime involving fraud or dishonesty, not including any labor, tax, or other compliance violations (a) committed by an Approved Coupang Group Company or its employees or officers in the course of an Approved Coupang Group Company’s business, and (b) for which the Executive’s own intentional misconduct or negligence was not a substantial cause; and (v) in the case of Korea Executives (Non-Expat) and Korea Executives (Expat), any other reason constituting justifiable grounds for termination under the laws of the Republic of Korea, including the Commercial Act.

Change in Control
means a Company Transaction, as defined in the Company’s 2011 Equity Incentive Plan; provided, however, that if the Company adopts a successor plan to the 2011 Equity Incentive Plan, “Change in Control” will have the meaning set forth in such successor plan.

Change in Control Period	means the period commencing upon a Change in Control and ending twelve (12) months thereafter.
Company	means Coupang, LLC, a Delaware limited liability company, and any successor entity that adopts or assumes the Policy, including in connection with a Change in Control or incorporation.
Country Addendum	means the country-specific addenda to this Policy.
Coupang Group Companies
means the Company and any parent or subsidiary of the Company, in an unbroken chain of entities, if each of the entities other than the last entity in the unbroken chain owns securities possessing 50% or more of the total combined voting power of all classes of securities in one of the other entities in such chain.

Coupang Korea Company
means any Coupang Group Company registered or incorporated in the Republic of Korea, which has established this Policy under the authority of its shareholder(s) pursuant to its articles of incorporation. The Global Compensation Team will maintain a list of Coupang Korea Companies that have established this Policy under the authority of their respective shareholder(s).

Coupang U.S. Company	means any Coupang Group Company registered or incorporated in the United States of America.
Good Reason
has the meaning set forth in an individual agreement between any of the Approved Coupang Group Companies and an Executive and, in the absence of such agreement, means the occurrence of any of the following events or conditions that occurs upon or following a Change in Control, unless consented to by the Executive (and the Executive shall be deemed to have consented to any such event or condition unless the Executive provides written notice of the Executive’s non-acquiescence within 30 days of the effective time of such event or condition):
a)a change in the Executive’s responsibilities or duties which represents a material and substantial diminution in the Executive’s responsibilities or duties as in effect immediately preceding the consummation of the Change in Control;
b)a reduction in the Executive’s base salary to a level below that in effect at any time within six (6) months preceding the consummation of a Change in Control or at any time thereafter; provided that an across-the-board reduction in the salary level of substantially all other individuals in positions similar to the Executive’s by the same percentage amount shall not constitute such a salary reduction; or
c)requiring the Executive to be based at any place outside a 50-mile radius from the Executive’s job location or residence immediately prior to the Change in Control except for reasonably required travel on business which is not materially greater than such travel requirements prior to the Change in Control.
Notwithstanding the foregoing, “Good Reason“ shall not exist unless and until the Executive provides written notice of the acts alleged to constitute Good Reason within thirty (30) days of the effective time of such event or condition, and the relevant Approved Coupang Group Company fails to cure such acts within thirty (30) days of receipt of such notice, if curable. The Executive must terminate his or her employment within sixty (60) days following the expiration of such cure period for the termination to be on account of Good Reason.

Incapacity
has the meaning of “incapacity” or “disability” as set forth in an individual agreement between any of the Approved Coupang Group Companies and an Executive and, in the absence of such agreement, means an Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and will be determined by the Administrator on the basis of such medical evidence as the Administrator deems warranted under the circumstances.

Korea Executive (Non-Expat)	means an Executive whose job location is the Republic of Korea, and who is a Korean national, and is on the payroll of any Coupang Korea Company.
Korea Executive (Expat)	means an Executive whose job location is the Republic of Korea, and who is not a Korean national, and is on the payroll of any Coupang Korea Company.
Tier One Executive	means an Executive with a job level of Level 10 or above.
Tier Two Executive	means an Executive with a job level of 9.
Tier Three Executive	means an Executive with a job level below 9.
US Executive	means an Executive who signs an appointment agreement with any Coupang U.S. Company, whose job location is in the United States of America, and is on the payroll of any Coupang U.S Company.
4.Inquiry
Questions about this Policy should be addressed to the Policy Owner.
5.Dispensations
–Dispensations from the requirements to comply with this Policy may be granted in exceptional circumstances. Any special severance benefits in excess of the formula in the Severance Pay Calculation of the Country Addendum may be provided to Executive(s) if such Executive(s) contributes to the growth of the Company and provided that such special severance benefits are approved by the Administrator, and in the case of Korea Executives (Non-Expat) and Korea Executives (Expat), are approved by the shareholder(s) of the relevant Coupang Korea Company before separation.
–Requests for dispensation must be addressed to the Policy Owner. The request must state the specific policy requirement for which the dispensation is requested, and the reason for the request.
–The Policy Owner will maintain a record of requests and dispensations.
6.Administration
The Administrator has the right, power and authority, in its discretion, to administer and interpret this Policy, and has all powers reasonably necessary to carry out its responsibilities under this Policy including (but not limited to) the discretion to: (i) administer the Policy according to its terms and interpret the Policy provisions, (ii) resolve and clarify inconsistencies, ambiguities and omissions in the Policy and among and between the Policy and the other related documents, (iii) take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts, (iv) make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Policy, and (v) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Policy, as may arise in connection with the Policy.

The decisions of the Administrator of any disputes arising under the Policy, including but not limited to questions of construction, interpretation and administration shall be final as to all persons having an interest in or under the Policy.
7.Addendum
This Policy shall apply to Executives who resign on or after the effective date (January 1, 2021) and shall apply to the calculation of severance pay for a service period of such Executives before the effective date.

COUNTRY ADDENDUM – REPUBLIC OF KOREA
Applicability
This Country Addendum – Republic of Korea (“Country Addendum (Korea)”) is a Country Addendum to the Executive Severance Policy (the “Policy”), and applies to Korea Executives (Non-Expats) and Korea Executives (Expats). Capitalized terms not defined herein are defined in the Policy. Subject to permitted dispensations in accordance with the Policy, the severance pay amounts set out in this Country Addendum (Korea) set out the maximum amounts an Executive is entitled to under the Policy.
Additional qualifying resignation and termination types
In addition to the qualifying resignation and termination types specified in the Policy, the following additional qualifying resignation and termination types apply to this Country Addendum (Korea):
Voluntary Termination
Subject to the eligibility conditions in section 2(a) of the Policy, an Executive will qualify for severance pay upon a “Voluntary Termination” if the Executive has resigned from the relevant Coupang Korea Company or his/her fixed-term service or appointment agreement or equivalent agreement has expired and not been renewed, and such resignation or expiration does not otherwise qualify as a Non-CIC Involuntary Termination or a CIC Involuntary Termination (as defined in the Policy).
Severance Pay Calculation
Non-CIC Involuntary Termination and CIC Involuntary Termination:
The following severance pay calculation applies to a Non-CIC Involuntary Termination or a CIC Involuntary Termination:
•The severance payable to Tier Three Executives will be Basic Severance.
•The aggregate amount of severance payable to a Tier One or Tier Two Executive shall be calculated as set forth below.

Rank	Korea Executives (Non-Expats)	Korea Executives (Expats)
Tier One	Greater of (A) 1.0 multiplied by the Executive’s annual rate of base salary*; and (B) the amount that would have been payable upon a Voluntary Termination, as described below	1.0 multiplied by the Executive’s annual rate of base salary*
Tier Two	Greater of (A) 0.75 multiplied by the Executive’s annual rate of base salary*; and (B) the amount that would have been payable upon a Voluntary Termination, as described below	0.75 multiplied by the Executive’s annual rate of base salary*
*Base salary includes only compensation denoted as “base salary” or an equivalent term in the relevant documentation and does not include any one-time, performance, discretionary or other bonuses. The annual rate of base salary shall be calculated based on the salary at the time of the separation.

Voluntary Termination:
The following severance pay calculation applies to a Voluntary Termination:
•The severance payable to Tier Three Executives will be Basic Severance.
•The aggregate amount of severance payable to Tier One and Tier Two Executives shall be calculated as follows:
[Executive’s Average Monthly Compensation] multiplied by [years of service as an Executive (pro rated for partial years, including period of service less than one year)] multiplied by [the Executive Multiplier].
“Average Monthly Compensation” means the monthly average base salary for the previous three months immediately prior to termination or resignation (as applicable), provided that, where the Executive has been promoted in rank: (A) the Average Monthly Compensation shall be based on the monthly average base salary calculated separately for each rank based on the last three months of service for each rank; and (B) in addition, the Executive Multiplier shall be applied separately for the Executive’s period of service for each rank. If a period of service of less than three months exists for a rank, the Average Monthly Compensation shall be calculated based on the average monthly base salary for such period.
“Executive Multiplier” has the meaning set out in the table below:

Rank	Korea Executives (Non-Expats)	Korea Executives (Expats)
Tier One - L12+	4x	1x
Tier One - L10 and L11	3x	1x
Tier Two - L9	2x	1x
General Adjustments
Any severance payment under this Country Addendum (Korea) will be inclusive of, or will be offset by, any payment made in the name of severance received by the Executive including pay during “garden leave” provided expressly as a form of severance. If the Executive has executed a fixed-term service agreement, the Executive agrees to not seek additional damages against any Coupang Group Company with respect to the Executive’s services for any Coupang Group Company and/or separation, as the severance pay specified in this Country Addendum (Korea) includes all damages that can be claimed by the Executive against any Coupang Group Company with respect to the Executive’s services for the Coupang Group Companies and/or separation, including damages due to the termination of the Executive’s fixed-term service agreement prior to the expiration date, whether under any contract or the Korean Commercial Code.
Form and time of payment
Severance pay under this Policy other than Basic Severance may be paid either as a single lump sum or in equal monthly installment payments over a period of up to 12 months (in the case of Tier One) and nine months (in the case of Tier Two), in the sole discretion of the Administrator unless otherwise agreed between an Executive and the relevant Coupang Korea Company taking into account Section 409A of the Code with respect to any Executive who is subject to income taxation pursuant to the Code. The Administrator will notify the Executive of the form of payment prior to making the first payment.

Severance pay under this Policy, or the first installment thereof, will be paid within 14 days from:
i.the later of (a) the date an Executive executes and delivers the Release Agreement to the Company and (b) the effective date of the Executive’s resignation or termination (as applicable); or
ii.if no Release Agreement is required under this Policy, the effective date of the Executive’s resignation or termination (as applicable).
Promotion from non-Executive to Executive
In respect of officers that have been promoted from a non-Executive role to an Executive role: (i) the relevant Coupang Korea Company shall determine the severance payment amount for the period during which they were a non-Executive employee, in accordance with Korean laws and regulations; and (ii) those officers will become eligible for severance under this Policy on the effective date of their promotion to an Executive role. If an Executive was previously a non-Executive for less than one (1) year, the Executive’s severance compensation amount for such period shall be calculated and paid pro-rata.
For Executives who were already promoted from non-Executive roles to an Executive role on or before the effective date of this Policy, but had not received pay-out of the statutory severance pay which was accrued during their period of service as a non-Executive officer, (i) the severance payment amount for the period during which they were a non-Executive employee shall be determined in accordance with Korean laws and regulations; and (ii) if the period of service as a non-Executive was for less than one (1) year, the severance compensation amount for such period shall be determined on a pro-rata basis; and (iii) those officers will become eligible for severance under this Policy on the effective date of their promotion to an Executive role.
Amendments
In the case of each Coupang Korea Company, this Policy and Country Addendum (Korea) are established under the authority of each Coupang Korea Company’s shareholder(s) pursuant to the relevant Coupang Korea Company’s articles of incorporation, and it may be revised, suspended, or rescinded at any time by resolution of the relevant Coupang Korea Company’s shareholder(s).

COUNTRY ADDENDUM – UNITED STATES OF AMERICA
Applicability
This Country Addendum – U.S.A (“Country Addendum (US)”) is a Country Addendum to the Executive Severance (Severance Pay Calculation) Policy (this “Policy”), and applies to US Executives. This Policy is intended to be an unfunded welfare benefit plan maintained primarily for the purpose of providing severance pay to a select group of key management employees. Capitalized terms not defined herein are defined in the Policy.
Severance Pay Calculation
Non-CIC Involuntary Termination and CIC Involuntary Termination:
The following severance pay calculation applies to a Non-CIC Involuntary Termination or a CIC Involuntary Termination:
The aggregate amount of severance payable to the Executive shall be calculated as set forth below (without duplication of any other severance benefits to which a US Executive would otherwise be entitled under any other general severance policy or severance plan maintained by a Coupang Group Company or any agreement between a US Executive and a Coupang Group Company that provides for severance benefits (unless the policy, plan or agreement expressly provides for severance benefits to be in addition to those provided under this Policy) and will be offset by any statutory or “garden leave” severance received by the Executive

Rank	US Executive
Tier One	1.0x annual rate of base salary
Tier Two	0.75x annual rate of base salary
Form and time of payment
Severance pay under this Policy may be paid as a single lump sum or in equal monthly installment payments over a period of up to 12 months (in the case of Tier One Executives) and nine months (in the case of Tier Two Executives), in the sole discretion of the Administrator taking into account Section 409A of the Code. The Administrator will notify the Executive of the form of payment prior to making the first payment.
Severance pay under this Policy, or the first installment thereof, will be paid within 14 days from:
i.the later of (a) the expiration of any revocation period with respect to the Release Agreement that has been executed and delivered to the Company by the Executive and (b) the effective date of the Executive’s termination; or
ii.if no Release Agreement is required under this Policy, the effective date of the Executive’s termination.
COBRA Reimbursement
Upon a termination triggering severance payments under this Policy, if the Executive timely elects continued group health plan continuation coverage under the United States Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Coupang Group Companies shall pay a portion of the Executive’s premiums on behalf of the Executive for the Executive’s continued coverage under a Coupang Group Company’s group health plan, including coverage for the Executive’s eligible dependents, for (a) in the case of a Tier One Executive, 12 months; and (b) in the case of Tier Two Executive, nine months, or, in either case, until such earlier date on which the Executive becomes eligible for health coverage from another employer (the “COBRA Payment Period”). The amount of this portion will be the same portion of the premium cost as was borne by the Coupang Group Companies under the level of coverage selected by the Executive and in effect at the time of the qualifying termination. Upon the conclusion of such period of insurance premium payments made by the Coupang Group Companies, or the provision of coverage under a self-funded group health plan, the Executive will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the Executive’s eligible COBRA coverage period. Notwithstanding the foregoing, if the Executive timely elects continued group health plan continuation coverage under COBRA and at any time thereafter the Coupang Group Companies determines, in their sole discretion, that they cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law, then in lieu of paying the employer portion of the COBRA premiums on the Executive’s behalf, the Coupang Group Companies will instead pay the Executive on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the employer portion of the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payments”). Such Special Severance Payments shall end upon expiration of the COBRA Payment Period.
Amendments
In the case of each Coupang U.S. Company, this Policy and Country Addendum (United States of America) may be revised, suspended, or rescinded at any time by resolution of the Administrator.
At-will Employment
This Policy does not alter the status of each US Executive as an at-will employee of a Coupang U.S. Company. Nothing contained herein shall be deemed to give any US Executive the right to remain employed by a Coupang U.S. Company or to interfere with the rights of a Coupang U.S. Company to terminate the employment of any US Executive at any time, with or without Cause.